UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 8, 2004

The Toro Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8111 Lyndale Avenue South, Bloomington, MN		55420
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	952-888-8801

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2004, The Toro Company ("Toro"), Toro Credit Company, Toro Manufacturing LLC, Exmark Manufacturing Company Incorporated, and certain other subsidiaries of Toro (collectively, the "Borrowers"), entered into a credit agreement (the "Credit Agreement") with certain lenders, and Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer (the "Administrative Agent"). The Credit Agreement provides for a $175 million unsecured senior five-year revolving credit facility, with a $20 million sublimit for the issuance of standby letters of credit and a $20 million sublimit for swingline loans. At the Borrowers’ election, the aggregate maximum principal amount available under the Credit Agreement may be increased by an amount up to $50 million in the aggregate. Funds are available under the credit facility for working capital, capital expenditures and other lawful purposes including acquisitions and stock repurchases. As of September 8, 2004, there were no borrowings outstanding under the Credit Agreement, except for the issuance of standby letters of credit in an aggregate amount of approximately $5.8 million. Loans under the Credit Agreement are available in Dollars, Euros, Sterling, Australian Dollars and, at the discretion of the lenders, other currencies.

In addition to certain initial fees payable to the Administrative Agent and its affiliates, the Borrowers are obligated to pay a facility fee based on the availability of commitments and a utilization fee in the event utilization exceeds 50% of the amount available under the credit facility, both of which are payable quarterly in arrears to each lender. At the Borrowers’ option, any loan under the Credit Agreement (other than swingline loans) bears interest at a variable rate based on LIBOR or an alternative variable rate based on either the Bank of America prime rate or the federal funds rate, in each case plus a basis point spread determined by reference to Toro’s debt ratings (or for multicurrency borrowings, a rate appropriate to the applicable currency), as defined in the Credit Agreement. Swingline loans bear interest at a rate determined by the swingline lender. Interest is payable quarterly.

The Credit Agreement contains standard covenants regarding The Toro Company and its subsidiaries, including affirmative financial covenants, such as the maintenance of minimum interest coverage and maximum debt to total capitalization ratios, and negative covenants, which, among other things, limit the incurrence of additional indebtedness, loans and investments, dividends, disposition of assets, consolidations and mergers, transactions with affiliates, contingent obligations, liens and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Credit Agreement also contains customary events of default, including, without limitation, payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and involuntary proceedings, monetary judgment defaults in excess of specified amounts, cross-defaults to certain other agreements, change of control and customary ERISA defaults.

Banc of America Securities LLC, an affiliate of Bank of America, N.A., served as sole and exclusive lead arranger and sole and exclusive book manager for the revolving credit facility, for which Banc of America Securities LLC received customary compensation. In addition, Bank of America, N.A. and some of the other lenders under the Credit Agreement and their respective affiliates have in the past performed, and may in the future from time to time, perform, investment banking, financial advisory, lending and/or commercial banking services for The Toro Company and its subsidiaries, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The description of the Credit Agreement set forth above is qualified by the Credit Agreement filed as Exhibit 10(a) to this Current Report on Form 8-K and is hereby incorporated herein by this reference.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the entering into of the Credit Agreement described above, on September 8, 2004, the Borrowers terminated the Borrowers’ prior $175 million credit agreement, dated as of February 22, 2002, and amended as of December 11, 2002, July 9, 2003, and March 10, 2004. The prior credit agreement was scheduled to expire on February 22, 2005. In addition to the Borrowers, the parties to the prior credit agreement were identical to the parties to the new Credit Agreement described above. The material relationships between the Borrowers and their affiliates, and the parties to the prior credit agreement were also the same as described above. The material terms and conditions of the prior credit agreement were substantially similar to the material terms and conditions of the new Credit Agreement described above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under "Section 1 – Registrant’s Business and Operations – Item 1.01 Entry into a Material Definitive Agreement" is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibit is filed herewith:

Exhibit No. Description
10(a) Credit Agreement dated as of September 8, 2004, among The Toro Company, Toro Credit Company, Toro Manufacturing LLC, Exmark Manufacturing Company Incorporated, and certain subsidiaries, as Borrowers, the lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, Swingline Lender and Letter of Credit Issuer

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Toro Company (Registrant)

September 8, 2004	By:	Stephen P. Wolfe

Name: Stephen P. Wolfe
Title: Vice President Finance, Treasurer and Chief Financial Officer (duly authorized officer and principal financial officer)

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Exhibit Index

Exhibit No.	Description

EX-10.(a)	Credit Agreement dated as of September 8, 2004.